Exhibit 99.1 Reconciliation of Non-GAAP Financial Measures

The following presents reconciliations of the non-GAAP financial measures included in the “Cabot Microelectronics Analyst Day (November 2, 2006)” presentation.

Reconciliation of non-GAAP return on invested capital (ROIC) to the nearest comparable GAAP measures (in thousands)

			For the twelve months ended June 30, 2006
GAAP Operating Income			$44,581
Less: Non-GAAP income taxes (35%)			15,603
Non-GAAP after-tax operating income			$28,978

	As of June 30, 2005	As of June 30, 2006
GAAP
Short-term capital lease obligation	1,150	1,232
Long-term capital lease obligation	5,679	4,680
Total capital lease obligation*	6,829	5,912
Average capital lease obligation			6,371

Stockholders' equity	334,272	364,884
Average stockholder's equity			349,578

Less:
Total cash, cash equivalents and short-term investments			169,482

Non-GAAP invested capital
(Average debt and stockholders'
equity less cash, cash equivalents
and short-term investments)			$186,467

Non-GAAP return on invested capital (ROIC)			15.5%

* Capital lease obligations are treated as debt for purposes of calculating ROIC.
No other debt is outstanding as of June 30, 2005, and June 30, 2006.

Reconciliations of non-GAAP cash operating expense measures to the nearest comparable GAAP measures (in thousands)

	Quarter Ended
	December 31,	March 31,	June 30,	September 30,
	2002	2003	2003	2003

GAAP operating expenses	$15,666	$16,843	$18,294	$20,499
Less non-cash operating expense items:
Depreciation and amortization	1,961	1,979	2,040	2,178
Non-GAAP cash operating expenses	$13,705	$14,864	$16,254	$18,321

	Quarter Ended
	December 31,	March 31,	June 30,	September 30,
	2003	2004	2004	2004

GAAP operating expenses	$19,715	$21,340	$21,137	$20,727
Less non-cash operating expense items:
Depreciation and amortization	2,247	2,426	2,534	2,624
Non-GAAP cash operating expenses	$17,468	$18,914	$18,603	$18,103

	Quarter Ended
	December 31,	March 31,	June 30,	September 30,
	2004	2005	2005	2005

GAAP operating expenses	$19,385	$21,411	$20,591	$24,039
Less non-cash operating expense items:
Depreciation and amortization	2,585	2,631	2,542	2,400
Impairment of property, plant and equipment	-	-	-	111
(Gain) loss on disposal of property, plant and equipment	-	-	20	73
Non-GAAP cash operating expenses	$16,800	$18,780	$18,029	$21,455

	Quarter Ended
	December 31,	March 31,	June 30,	September 30,
	2005	2006	2006	2006

GAAP operating expenses	$25,099	$24,640	$26,651	$28,234
Less non-cash operating expense items:
Depreciation and amortization	2,651	2,753	2,868	3,157
Share-based compensation	2,344	2,488	2,563	2,621
Purchased in-process research and development	-	-	-	1,120
Impairment of property, plant and equipment	-	-	-	657
(Gain) loss on disposal of property, plant and equipment	54	(30)	24	60
Non-GAAP cash operating expenses	$20,050	$19,429	$21,196	$20,619

Reconciliations of non-GAAP operating cash flow measures to the nearest comparable GAAP measures (in thousands)

	Year Ended September 30,
	2000	2001	2002	2003	2004	2005	2006

GAAP net cash provided by operating activities	$31,870	$62,544	$53,500	$47,584	$64,210	$47,962	$58,668
Less: additions to property, plant and equipment	38,923	35,328	35,259	16,396	10,968	21,137	22,230
Non-GAAP operating cash flow	($7,053)	$27,216	$18,241	$31,188	$53,242	$26,825	$36,438

In addition, on the same slide of the "Cabot Microelectronics Analyst Day" presentation on which the non-GAAP measures above are presented, certain terms were abbreviated as follows:

Abbreviated Description per Analyst Day Presentation            Equivalent GAAP Description per Statement of Cash Flows:
Non-cash Items                                   Adjustments to reconcile net income to net cash
Working Capital Change                                   Changes in operating assets and liabilities